Exhibit 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

Ocuphire Pharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid
	Equity	Common Stock, par value $0.0001 per share, to be issued under the Ocuphire Pharma, Inc. 2020 Equity Incentive Plan	Other (2)	1,198,875 (3)	$3.055 (2)		$0.0001476
Total Offering Amounts						$3,662,563.13		$540.59
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$540.59

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Ocuphira Pharma, Inc. (the “Registrant”) common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) set forth herein by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 5, 2024.

(3)	Represents 1,198,875 additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2024 under the 2020 Plan.